Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.
REPORTS 20 QUARTERS OF
REVENUE AND NET INCOME GROWTH

FORT LAUDERDALE, FL, September 6, 2012 . . . National Beverage Corp. (NASDAQ: FIZZ) today released financial results for the period ended July 28, 2012:

For the first quarter-

•	Revenues increased to $182.8 million up 8.1%

•	Net income increased to $ 14.4 million up 7.1%

•	Earnings per share increased to $.31 up 6.9%

The following are excerpts taken from a recent management luncheon hosted by Nick A. Caporella, Chairman and Chief Executive Officer.   “In conclusion, the most profound comment that I can make about our Company is . . . we have learned to manage this business in the most dire of circumstances while continually growing profits . . . and enhancing shareholder value!  We are not only flavor champs, but quite adept at juggling!

For the Trailing Twelve Months –
Sales	EBITDA*	Cash Flow*
$642.7 million	$79.1 million	$69.6 million

Wars, droughts, imploding governments, runaway commodities, You Name It crisis – and we scramble, juggle, switch gears – yes, we do it all and successfully advance revenues and profits.

-more-

National Beverage Corp.

An example of change:  First quarter FY2003 Gross Operating Profit Margin was 33.2% compared to 31.9% for the like period FY2013 (recent quarter) while costs of our three primary commodities increased 125%, 29% and 19% respectively.  This confirms the persistent diligence and management focus required of Team National.

So until things are more normalized, just do this . . . analyze our revenues, net income, inventory turns and (days outstanding) receivables.  Everything else will shift around a bit until normal returns to our business climate again.  I am very pleased FY2013 ‘kicks off’ with 20 quarters of sales and net income growth.

For the Trailing Twelve Months –
Market Cap./EBITDA*	Operating Income	Current Ratio
8.7x	$68.4 million	2.1/1

Crisis sharpens our wit and resolve during these chaotic times . . . the ‘Refresh’ mode is enabled, our Balance Sheet strong and Innovation the catalyst – who other than Team National to consistently deliver shareholder value in the coming months,” Caporella was quoted as saying.

National Beverage’s iconic brands are the genuine essence . . . of America.  Our company is highly innovative as a pace-setter in the changing soft-drink industry, featuring refreshment products that are geared toward the lifestyle/health-conscious consumer.  Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the First Quarter Ended
July 28, 2012 and July 30, 2011
(in thousands, except per share amounts)

	First Quarter Ended
	July 28, 2012	July 30, 2011

Net Sales	$182,849	$169,080

Net Income	$14,392	$13,435

Net Income Per Share
Basic	$.31	$.29
Diluted	$.31	$.29

Average Common Shares
Outstanding:
Basic	46,291	46,241
Diluted	46,468	46,403

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

Non-GAAP Financial Measures
The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). Management believes, however, that certain non-GAAP financial measures may provide users of this financial information with additional insights into the operating performance of the business and to also serve as widely accepted measures for comparing operating performance with other companies.

*Reconciliation of Net Income (GAAP) to EBITDA (Non-GAAP) and Cash Flow (Non-GAAP)

Trailing Twelve Months
Ended July 28, 2012
Net Income (GAAP)	$44,950
Depreciation and Amortization	10,879
Interest (Income) Expense - Net	43
Provision for Income Taxes	23,248
EBITDA (Non-GAAP)	$79,120

EBITDA (above)	$79,120
Additions to Property, Plant & Equip.	(9,497)
Cash Flow (Non-GAAP)	$69,623